EXHIBIT 10.1

STEPAN COMPANY

NON-EMPLOYEE DIRECTOR

NON-QUALIFIED STOCK OPTION AGREEMENT

2006 INCENTIVE COMPENSATION PLAN

THIS AGREEMENT, dated as of the      day of             , 20    , and entered into by and between Stepan Company, a Delaware corporation (the “Company”), and                      (the “Participant”).

WITNESSETH THAT:

IT IS AGREED, by and between the parties hereto, as follows:

1. In accordance with the provisions of the Stepan Company 2006 Incentive Compensation Plan (the “Plan”), the Company hereby grants to the Participant a Non-Qualified Stock Option to purchase a total of              shares of common stock of the Company (“Common Stock”). The option price of each share of Common Stock subject to this Agreement shall be $            . The right to exercise the option shall be subject to the terms and conditions of the Plan and this Agreement, shall not be exercisable until the Participant completes two (2) continuous years of service as a Non-Employee Director following the date first written above and shall expire at the earliest of the date which is eight (8) years after the date of the grant or the date on which the Participant’s service to the Company as a Non-Employee Director terminates for any reason, except if the termination results by reason of the Non-Employee Director’s Retirement, death or his becoming Disabled (as defined in the Plan).

2. This option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters or with such other administrator prior to the date the option expires. Such notice shall specify the number of shares of Common Stock which the Participant elects to purchase and shall be accompanied by payment of the purchase price for such shares. Subject to the provisions of the following sentence, payment shall be made in cash or by check payable to the Company. All or a portion of such required amount may be paid by delivery of shares of Common Stock having an aggregate fair market value which is equal to the amount of cash which would otherwise be required.

3. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the aggregate number of shares of Common Stock subject to this Agreement and the terms of the outstanding stock options may be equitably adjusted by the Compensation and Development Committee of the Board of Directors (the “Committee”), in its sole discretion.

4. Except as otherwise provided by the Committee, no Award under the Plan, and no interest therein, shall be transferable except by the Participant by will or by the laws of descent and distribution, or, to the extent not inconsistent with the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to a qualified domestic relations order (as that term is defined by the Code). All Awards shall be exercisable during a Participant’s lifetime only by the Participant. After a Participant’s death, Awards shall be exercisable, to the extent exercisable by the Participant on the date of his death, by the executor or administrator of the Participant’s estate or by the person or persons who shall have acquired the Award from the Participant by bequest or inheritance, subject to the terms of the Plan and the agreement between the Company and the Participant evidencing such Award.

STEPAN COMPANY

BY:
F. Quinn Stepan, Jr.
President and Chief Executive Officer

Participant

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